                                  Exhibit 10.21










                            STOCK PURCHASE AGREEMENT
                                  By and Among


               ROBERT E. PUCKETT, STEVEN K. CYRUS, FRANK E. URIAS,
              WENDELL N. MILLER, ROBERT E. PUCKETT, JR., ROBERT E.
               PUCKETT AS CUSTODIAN FOR THE MINOR AMANDA ELIZABETH
              PUCKETT, ARMAND BROUSSARD, GARY CAFFEY, KEVIN HANSEN,
                       CARLAN HUVAL, AND CHADWICK LAMPEREZ

               Shareholders of CONTROL PRODUCTS OF LOUISIANA, INC.

                                       And


                            T-3 ENERGY SERVICES, INC.









                            DATED: SEPTEMBER 29, 2000




                                     EX-182

                                TABLE OF CONTENTS
                                                                            Page
STOCK PURCHASE AGREEMENT ..................................................   1
RECITALS: .................................................................   1
AGREEMENT: ................................................................   1
1.  Agreement to Sell and Agreement to Purchase ...........................   1
          1.1. Purchase of Shares from Shareholders .......................   1
          1.2.  Further Assurances ........................................   1
          1.3.  Closing ...................................................   2
2.  Consideration to be Paid by Buyer .....................................   2
          2.1.  Purchase Price for Shares .................................   2
          2.2.  Payment of Purchase Price .................................   2
          2.3.  Purchase Price Adjustment .................................   3
3.  Representations and Warranties of Sellers .............................   5
          3.1.  Organization and Good Standing ............................   5
          3.2.  Authorization of Agreement ................................   6
          3.3.  Ownership of Shares .......................................   6
          3.4.  Capitalization ............................................   6
          3.5.  Financial Condition .......................................   7
          3.6.  Property of the Company ...................................   8
          3.7.  Agreement Not in Breach of Other Instruments ..............  10
          3.8.  Employment Agreements; Employee Benefits ..................  11
          3.9.  Labor and Employment Matters ..............................  15
          3.10. Litigation ................................................  16
          3.11. Contracts .................................................  16
          3.12. Regulatory Approvals ......................................  18
          3.13. Compliance with Law .......................................  18
          3.14. Indebtedness from Employees ...............................  18
          3.15. Accounts Receivable .......................................  18
          3.16. Insurance .................................................  18
          3.17. Powers of Attorney and Suretyships ........................  19
          3.18. No Undisclosed Liabilities ................................  19
          3.19. Environmental Matters .....................................  19
          3.20. Conflict of Interest ......................................  20
          3.21. Taxes .....................................................  21
          3.22. Liens .....................................................  26
          3.23. Other Information .........................................  27
          3.24. No Other Representations ..................................  27
          3.25. No Known Breaches .........................................  27
4.  Representations and Warranties of Buyer ...............................  27
          4.1.  Organization ..............................................  27
          4.2.  Corporate Authority .......................................  27
          4.3.  Agreement Not in Breach of Other Instruments ..............  28
          4.4.  Investment Intent .........................................  28
          4.5.  Regulatory and Other Approvals ............................  28
          4.6.  No Known Breaches .........................................  28
          4.7.  Other Information .........................................  28


                                    EX-183

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          4.8.  FINANCIAL CAPABILITY ......................................  28
          4.9   BUSINESS KNOWLEDGE.........................................  29
          4.10. No Other Representations ..................................  29
5.  Certain Understandings and Agreements of the Parties ..................  29
          5.1.  Cooperation in Litigation .................................  29
          5.2.  Tax Matters ...............................................  29
          5.3.  Employment and Confidentiality Agreements .................  31
          5.4.  Lease .....................................................  32
          5.5.  BUYER'S INSURANCE .........................................  32
          5.6.  RELEASE OF SELLERS' GUARANTEES ............................  32
6.  Indemnification .......................................................  32
          6.1.  Indemnification by Sellers ................................  32
          6.2.  Indemnification by Buyer ..................................  34
          6.3.  Claims for Indemnification ................................  36
          6.4.  Defense by Indemnifying Party .............................  36
          6.5.  Manner of Indemnification .................................  37
          6.6.  Limitations on Indemnification ............................  37
          6.7.  Sole Basis for Recovery ...................................  38
          6.8.  Joint and Several Liability ...............................  38
7.  Documents To Be Delivered At Closing ..................................  39
          7.1.  Closing Documents Delivered by Sellers ....................  39
          7.2.  Closing Documents Delivered by Buyer ......................  40
8.  Release ...............................................................  40
9.  Miscellaneous .........................................................  41
          9.1.  Notices ...................................................  41
          9.2.  Assignability and Parties in Interest .....................  42
          9.3.  Governing Law .............................................  42
          9.4.  Counterparts ..............................................  42
          9.5.  Indemnification for Brokerage .............................  42
          9.6.  Publicity .................................................  42
          9.7.  Complete Agreement ........................................  43
          9.8.  Interpretation ............................................  43
          9.9.  Severability ..............................................  43
          9.10. Knowledge:  Due Diligence Investigation ...................  43
          9.11. Expenses of Transactions ..................................  43
          9.12. Limit on Interest .........................................  43
          9.13. Submission to Jurisdiction ................................  43
          9.14. Arbitration ...............................................  44
          9.15. Waiver of Punitive Damages ................................  44
          9.16. CROSS REFERENCE ...........................................  44
          9.17. COUNTERPARTS ..............................................  44


                                     EX-184

EXHIBITS
EXHIBIT A  ESCROW AGREEMENT
EXHIBIT 2.3.1.  FORM OF CLOSING BALANCE SHEET
EXHIBIT 5.3.1.  EMPLOYMENT AGREEMENT

SCHEDULES
Schedule 2.2.1.  Sellers' Wire Transfer Instructions

     SCHEDULE 2.3.1.  FORM OF BALANCE SHEET
Schedule 3.1.    Louisiana Parishes in which the Company does Business

     SCHEDULE 3.3.  TRANSFER RESTRICTIONS

     SCHEDULE 3.4.  SELLERS' OWNERSHIP PERCENTAGES
Schedule 3.5.1.  Financial Statements
Schedule 3.5.2. Assets Transferred Other than in the Ordinary Course of Business

     SCHEDULE 3.5.2. (III)  CERTAIN COMPENSATION INCREASES
Schedule 3.6.1.  Real Property

     SCHEDULE 3.6.1.3.  PERMITS AND LICENSES
Schedule 3.6.2.  Inventory
Schedule 3.6.3. Tangible Personal Property; List of leased vehicles, copiers and telephone systems
Schedule 3.6.4.  Intangible Personal Property
Schedule 3.6.5.  Subsidiaries
Schedule 3.7.    Consents
Schedule 3.8.1   Labor and Employment Matters
Schedule 3.8.2.  Employee Benefit Plans
Schedule 3.9.1.  Collective Bargaining
Schedule 3.9.2.  Labor Disputes
Schedule 3.10.   Litigation
Schedule 3.11.   Contracts
Schedule 3.14.   Employee Indebtedness
Schedule 3.15.   Accounts Receivable
Schedule 3.16.   Insurance
Schedule 3.20.   Conflicts
Schedule 3.21.2. Taxable Years/Examinations
Schedule 3.21.3. Tax Returns, etc.
Schedule 3.21.3.7.  Tax Affiliates
Schedule 3.21.3.22. Tax Returns Within 60 Days
Schedule 3.21.3.23. Tax Jurisdictions
Schedule 3.22. Description of Company Indebtedness Guaranteed by Sellers; Liens on Assets
Schedule 6.1.8.  Environmental Matters
Schedule 9.5.    Brokerage


                                     EX-185

                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 29th day of September, 2000 by and among ROBERT E. PUCKETT, STEVEN K. CYRUS, FRANK E. URIAS, WENDELL N. MILLER, ROBERT E. PUCKETT, JR., ROBERT E. PUCKETT AS CUSTODIAN OF MINOR AMANDA ELIZABETH PUCKETT, ARMAND BROUSSARD, GARY CAFFEY, KEVIN HANSEN, CARLAN HUVAL, AND CHADWICK LAMPEREZ ("Sellers"), being all the shareholders of CONTROL PRODUCTS OF LOUISIANA, INC., a Louisiana corporation (the "Company"), and T-3 ENERGY SERVICES, INC., a Delaware corporation ("Buyer").


                                    RECITALS:

          1. Sellers own all outstanding shares of the common stock, no par value (the "Shares") of the Company.

          2. The Company is presently engaged in the business of the sale, remanufacture, repair, and service of flow control equipment

          3. SELLERS DESIRE TO SELL TO BUYER THE SHARES, AND BUYER DESIRES TO ACQUIRE THE SHARES ON THE TERMS AND CONDITIONS HEREINAFTER SET FORTH.


                                   AGREEMENT:

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES HERETO COVENANT AND AGREE AS FOLLOWS:

          1.   AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

               1.1. PURCHASE OF SHARES FROM SHAREHOLDERS.

               ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN, SELLERS HEREBY SELL, TRANSFER, CONVEY, ASSIGN AND DELIVER TO BUYER, FREE AND CLEAR OF ALL LIENS, PLEDGES, ENCUMBRANCES AND CLAIMS WHATSOEVER, AND BUYER HEREBY PURCHASES, ACQUIRES AND ACCEPTS FROM SELLERS ALL THE SHARES. SELLERS SHALL DELIVER TO BUYER CERTIFICATES REPRESENTING THE SHARES, DULY ENDORSED FOR TRANSFER AT THE CLOSING (AS DEFINED IN SECTION 1.3. HEREOF).

               1.2. FURTHER ASSURANCES.

               From time to time after the Closing, Sellers and Buyer, and each of their respective affiliates, will execute and deliver to the other party such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer or Sellers in order to vest in Buyer all right, title and interest of Sellers in and to the Shares and otherwise in order to carry out the purpose and intent of this Agreement.

               1.3. CLOSING.

               The closing (the "Closing") of the transactions herein contemplated shall take place at the offices of Liskow & Lewis at 822 Harding Street, Lafayette, LA 70503 and be effective as of 10:00 a.m., local time, on the date


                                     EX-186
          hereof (the "Closing Date"). All actions taken and all documents delivered at the Closing shall be deemed to have occurred simultaneously.

          2.   CONSIDERATION TO BE PAID BY BUYER.

               2.1. PURCHASE PRICE FOR SHARES.

               The purchase price for the Shares shall be an amount ("Purchase Price") equal to $6,300,000.00 plus or less, as the case may be, any Adjustment Amount (as defined in Section 2.3.) and less the amounts, as of the Closing Date, of the indebtedness owed by the Company to Merrill Lynch on the Company's line of credit and the amount due to the Company's Plan (as defined in Section 3.8.12. below). As soon as possible after the Closing, Buyer shall cause the Company to satisfy (via wire transfer) the amounts due and owing to Merrill Lynch on the Company's line of credit and to the Plan.

               2.2. PAYMENT OF PURCHASE PRICE.

                    2.2.1. CASH TO SELLERS.

                    At the Closing, Buyer shall pay in immediately available
               funds by wire transfer (pursuant to the instructions set forth on Schedule 2.2.1.) to Sellers the cash portion of the Purchase Price, less the Escrow Amount (as defined in Section 2.2.2.), to the separate accounts of Sellers in the following percentages:

                         Robert E. Puckett                           26.72%
                         Steven K. Cyrus                             15.86%
                         Frank E. Urias                              15.86%
                         Wendell N. Miller                           15.86%
                         Robert E. Puckett, Jr.                       6.48%
                         Robert E. Puckett as Custodian for minor
                         Amanda Elizabeth Puckett                     6.48%
                         Armand Broussard                             4.90%
                         Gary Caffey                                  1.96%
                         Kevin Hansen                                 1.96%
                         Chadwick Lamperez                            1.96%
                         Carlan Huval                                 1.96%

                    2.2.2. RETENTION OF ESCROW.

                    Buyer shall place in escrow with Hibernia National Bank ten percent (10%) of the Purchase Price (the "Escrow Amount"), which shall be subject to Section 6. and the Adjustment Amount (as defined in Section 2.3.). Distribution of the Escrow Amount shall be pursuant to an Escrow Agreement in the form of Exhibit A. The Escrow Amount, after taking into account any claims pursuant to and any Adjustment Amount payable to Buyer to the extent not paid by Sellers, shall be paid to Sellers with interest of 6% per annum as follows:

                                     EX-187

                         2.2.2.1.

                         On (i) March 31, 2001, or (ii) the date on which the
                    Closing Financial Statement becomes final based on the approval thereof by Buyer and Sellers, whichever occurs first, Buyer shall cause the Escrow Agent to pay to Sellers, in the percentages set forth in Section 2.2.1. (except that the percentages of Majority Shareholders shall be paid pursuant to the written instructions of the Majority Shareholders as provided to Escrow Agent), $315,000.00, less
                    (i) any amount claimed pursuant to Section 6. by Buyer up to March 31, 2001, and (ii) any Adjustment Amounts payable to Buyer to the extent not paid by Sellers, including interest earned on any such amounts in the Escrow Account. The term "Majority Shareholders" means Robert E. Puckett individually and as custodian for minor Amanda Elizabeth Puckett, Robert
                    E. Puckett, Jr., Wendell N. Miller, Steven K. Cyrus, and Frank E. Urias.

                         2.2.2.2.

                         On September 30, 2001, Buyer shall pay to Sellers, in
                    the percentages set forth in Section 2.2.1. (except that the percentages of Majority Shareholders shall be paid pursuant to the written instructions of the Majority Shareholders as provided to Escrow Agent), any remaining portion of the Escrow Amounts, less any amount claimed pursuant to Section
                    6. by Buyer up to September 30, 2001 and any Adjustment Amount payable to Buyer to the extent not paid by Sellers, plus interest accrued on any such amount.

               2.3. PURCHASE PRICE ADJUSTMENT.

                    2.3.1. On or before 45 days after the Closing Date, Buyer
               shall prepare, and deliver to Sellers, from the Company's books and records and from a physical inventory conducted under the supervision of Buyer on or about the date hereof (the "Physical lnventory") and, to the extent possible, on a basis consistent with the preparation of the April 30, 2000 financial information provided to Buyer by Sellers (as set forth in Schedule 3.5.1.) (the "Company's April 30, 2000 Financial Statement"), a Balance Sheet for the Company as of the close of business on September 30, 2000 prepared in accordance with generally accepted accounting principles ("GAAP"), in the form of Schedule 2.3.1. (the "Closing Financial Statement"), in order to determine the "Adjustment Amount," (as defined below). Sellers shall assist and consult with Buyer, in the preparation of the Closing Financial Statement. The "Adjustment Amount" shall mean the amount by which the Net Working Capital as shown on the Closing Financial Statement deviates from $1 Million. For these purposes, the definition of `Net Working Capital' shall be current assets (defined as the current assets as titled on the Company's April 30, 2000 Financial Statement excluding accounts receivable from Officers or any of the Sellers) less current liabilities (defined as the current liabilities as titled on the April 30, 2000 Financial Statement less: (i) amount due Merrill Lynch WCMA; and
               (ii) amount due the Retirement Plan). Furthermore, the Physical Inventory shall be valued using the historical method employed by the Company in compiling the December 31, 2000 Financial Statement of the Company, however, the final Physical Inventory number must be


                                     EX-188
               agreed upon by both Sellers' representative, Steven K. Cyrus, and Buyer's representative, Michael Mino, as of the Closing. In the event Net Working Capital, based on the Closing Financial Statement, is (a) less than $1,000,000.00, the Purchase Price will be decreased by the amount of the shortfall or (b) more than $1,000,000.00, the Purchase Price will be increased by the amount of the overage (herein called the "Adjustment Amount").

                    2.3.2. At Sellers' expense, Broussard, Poche, Lewis & Breaux
               ("Seller's Accountant") may assist Sellers in reviewing the Closing Financial Statement. Upon reasonable notice and during reasonable business hours, Buyer shall allow Sellers and Seller's Accountant access to the persons involved in the preparation of the Closing Financial Statement and the Company's April 30, 2000 Financial Statement and to all of their workpapers so as to permit Sellers and Seller's Accountant to make copies of such workpapers supporting the amounts included in the Closing Financial Statement and to reasonably review the accounting procedures, tests, methods and approaches utilized by Buyer.

                    2.3.3. On or before the 15th day following delivery of the
               Closing Financial Statement pursuant to Section 2.3.1., Sellers shall notify Buyer in writing of any objections to the Closing Financial Statement (and the determination of the Adjustment Amount) as not complying with the requirements of Section 2.3.1., specifying in reasonable detail any such objections (a "Dispute Notice"). If (i) Sellers do not deliver a Dispute Notice within the time period specified above for delivery of a Dispute Notice (the "Notice Period"), (ii) prior to the expiration of the Notice Period, Sellers indicate in writing to Buyer that Sellers relinquish their right to object to the Closing Financial Statement, or (iii) Buyer and Sellers agree on the resolution of all such objections or changes at any time subsequent to the expiration of the Notice Period, the Closing Financial Statement, with any such changes as are agreed upon, shall be final and binding on the parties hereto. If Sellers and Buyer (through their respective accountants, namely Seller's Accountant and Arthur Andersen LLP) are unable to resolve the matters addressed in any Dispute Notice, each party shall within twenty (20) business days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Houston, Texas office of Arthur Pricewaterhousecoopers, or such other party as the parties may mutually select (the "Accounting Arbitrator"), together with the Dispute Notice, the most recent Closing Financial Statement and any other documentation either party may desire to submit. The Accounting Arbitrator shall render a decision regarding such dispute in accordance with this Agreement, based on the materials described above and based upon the books and records of the Company and the Physical Inventory within twenty business days of the submission of such materials. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final and binding between the parties for the purpose of


                                     EX-189
               determining the Adjustment Amount under this Section 2.3. Within ten days after the final determination of the Closing Financial Statement pursuant to Section 2.3.3., either (i) Buyer shall pay to Sellers, in immediately available funds, by wire transfer, an amount equal to the Adjustment Amount, or (ii) Sellers shall pay to Buyer, in immediately available funds, by wire transfer, an amount equal to the Adjustment Amount, as provided in Section
               2.3.1. above. If Sellers fail to make such payment then Buyers are authorized to apply any or all of the Escrow Amount to such payment.

               In addition, any accrual of bonuses made on the Closing Financial Statement that are not paid by Company on or before March 15, 2001 shall be paid to Sellers on March 31, 2001 or within five
               (5) days after the Company's receipt of its year 2000 audited financial statement, whichever occurs first, as an additional Purchase Price Adjustment.

          3.   REPRESENTATIONS AND WARRANTIES OF SELLERS.

          Subject to the limitations set forth in Section 6., Sellers represent and warrant to Buyer that:

               3.1. ORGANIZATION AND GOOD STANDING.

               Each of the Company and the Subsidiaries (as defined in Section 3.6.5.) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, with full power to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets. Either the Company or one of the Subsidiaries is duly authorized to do business and is in good standing in such other jurisdictions in which the failure to so qualify could have a material and adverse effect on the results of operations, properties, assets, condition (financial or otherwise), or prospects of the Company (a "Material Adverse Effect").

               3.2. AUTHORIZATION OF AGREEMENT.

               Sellers have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Sellers or their affiliates in connection herewith have been duly executed and delivered by Sellers or their affiliates, have been effectively authorized by all necessary action, corporate or otherwise, and constitute legal, valid and binding obligations of Sellers or their affiliates, as the case may be.

               3.3. OWNERSHIP OF SHARES.

               The Shares are owned beneficially and of record by Sellers, and are being transferred to Buyer free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind


                                     EX-190
          or nature whatsoever. Except as set forth in Schedule 3.3., no Shares are subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable Federal and state securities laws).

               3.4. CAPITALIZATION.

               The authorized capital stock of the Company consists solely of 100,000 shares of common stock, no par value, of which 19,616 are issued and outstanding and which are owned by Sellers in the percentages set forth on Schedule 3.4. All of the Shares have been duly authorized, validly issued (free of all past, present and future preemptive rights, except for preemptive rights in favor of the Company's shareholders as set forth in the Company's Articles of Incorporation), and are fully paid and non-assessable. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind obligating the Company to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in the Company, except as set forth on Schedule 3.4.

               3.5. FINANCIAL CONDITION.

                    3.5.1.

                    Financial Statements. Schedule 3.5.1. sets forth certain
               financial information concerning the Company as of April 30, 2000 (the "April 30, 2000 Financial Statement"), the income statement for the calendar years 1997, 1998, and 1999 and for the four month period ending April 30, 2000 and the balance sheets for the Company as of the last day of each such period (collectively, with the Company's April 30, 2000 Financial Statement, the "Financial Statements"). Except as disclosed on Schedule 3.5.1., the Financial Statements (i) are true, complete and correct in all material respects; (ii) fairly and accurately present the financial position of Company as of the periods described therein and the results of the operations of Company for the periods indicated; and (iii) have been prepared in accordance with the method of accounting described in the said Financial Statements and on Schedule 3.5.1.

                    3.5.2.

                    Absence of Certain Changes. Since April 30, 2000 (the
               "Balance Sheet Date") there has not been (i) any damage, destruction or loss, whether or not covered by insurance, which, if not covered by insurance, could be a Material Adverse Effect;
               (ii) any sale or transfer of any of the assets of the Company except (a) sales in the ordinary course of the business of inventory or immaterial amounts of other tangible personal property and (b) for the transfers listed on Schedule 3.5.2.;
               (iii) any increase in, or commitment to increase, the


                                     EX-191
               compensation payable or to become payable to any of the Company's employees or any bonus payment (other than as included as an accrued liability on the Company's April 30, 2000 Financial Statement) or similar arrangement made to or with any of the Company's employees other than routine increases made in the ordinary course of business not exceeding the greater of five percent per annum or Two Thousand Dollars ($2,000) per annum for any of them individually except as set forth on Schedule 3.5.2.
               (iii); (iv) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional fringe benefits; or (v) any material alteration in the manner of keeping the Company's books, accounts or records, or in the accounting practices therein reflected. Since the Balance Sheet Date, the Company has not (except with the prior written consent of Buyer):
               (a) entered into any material transaction not in the ordinary course of business; or (b) materially amended, modified, or terminated any material Contract (as defined in Section 3.11.1.) other than in the ordinary course of its business, and further except as set forth on Schedule 3.5.2.

               3.6. PROPERTY OF THE COMPANY.

                    3.6.1.

                    Real Property. There is listed in Schedule 3.6.1. a
               description of each parcel of real property owned by or leased to the Company. Except as indicated in Schedule 3.6.1.:

                         3.6.1.1.

                         Each of the leases described in Schedule 3.6.1. is a
                    valid and binding obligation of the Company, and Sellers do not have any knowledge that any of said leases is not a valid and binding obligation of each of the other parties thereto;

                         3.6.1.2.

                         The Sellers do not have any knowledge that the Company,
                    the Sellers, or any other party to any such lease is, in default with respect to any material term or condition thereof, and Sellers do not have any knowledge that any event has occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company;

                         3.6.1.3.

                         All of the buildings, fixtures and other improvements
                    located on the real property described in Schedule 3.6.1. are in sufficiently good operating condition and repair to continue the operations of the Company consistent with past practices, and the Company holds valid and effective


                                     EX-192
                    certificates of occupancy, underwriters' certificates relating to electrical work, building, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of such real properties and leaseholds, except as set forth on Schedule
                    3.6.1.3. Neither the Company nor Sellers have received notice that the Company's operations at the real property listed in Schedule 3.6.1. as presently conducted is in violation of any applicable building code, zoning ordinance or other law or regulation;

                         3.6.1.4.

                         Neither the Company nor Sellers, as the case may be,
                    have experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by the Company during such period, except for interruptions caused by standard maintenance, storms or other acts of God.

                    3.6.2.

                    Inventory. There is listed in Schedule 3.6.2. a description of all inventories of (i) flow control equipment; (ii) raw material, work in progress, finished goods, containers, tote bins, and other packaging material, spare parts, maintenance supplies; and (iii) other similar items of the Company (the "Inventory"). Except for the Inventory which is carried as second quality or slow moving material in the Company's Closing Financial Statement, the Inventory of the Company as shown on the Closing Financial Statement is good and merchantable and is saleable in the ordinary course of business, except as disclosed on Schedule 3.6.2.

                    3.6.3.

                    Other Tangible Personal Property. There is listed in
               Schedule 3.6.3.: (i) a description and the location of each item of tangible personal property (other than Inventory) owned by the Company or in the possession of the Company having on the date hereof a depreciated book value per unit in excess of Five Thousand Dollars ($5,000); (ii) an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property under leases or other similar agreements which provide for rental payments at a rate in excess of Two Hundred Fifty Dollars ($250) per month; and (iii) an identification of the owner of, and any agreement relating to the use of, each motor vehicle not owned by the Company, the rights to which are to be transferred to Buyer pursuant hereto, except for omitted items identified on Schedule 3.6.3.

                    3.6.4.


                                     EX-193

                    Intangible Personal Property. There is listed in Schedule
               3.6.4.: an identification of all (i) foreign and United States Federal or state patents, patent applications, invention disclosures, copyrights, copyright registrations, trademarks, trademark registrations, service marks, service mark registrations, trade names, trade name registrations and applications for any of the foregoing, owned or used by the Company; (ii) common law claims to trademarks, service marks and tradenames; (iii) claims of copyright that exist although no registrations have been issued with respect thereto; and (iv) fictitious business name filings with any state or local governmental authority ("intangible personal property"). Schedule
               3.6.4. also sets forth a true and complete list of all licenses or similar agreements or arrangements to which the Company is a party (that are necessary for the operations of the Company's business as presently conducted) either as licensee or licensor for each such item of intangible personal property. Except as indicated in Schedule 3.6.4.:

                         3.6.4.1.

                         There have not been any regulatory actions or other
                    judicial or adversary proceedings involving the Company concerning any of such items of intangible personal property, nor to the best knowledge of the Sellers is any such action or proceeding threatened;

                         3.6.4.2.

                         The Company has the right and authority to use said
                    items of intangible personal property in connection with the conduct of its business in the manner presently conducted and, subject to the receipt of those consents listed on
                    Schedule 3.7., to convey such night and authority to Buyer, and to the best knowledge of the Sellers such use does not conflict with, infringe upon or violate any patent, trademark, servicemark, trade name, registration or similar rights of any other person, firm or corporation;

                         3.6.4.3.

                         There are no outstanding, or threatened, disputes or
                    disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.6.4.; and

                         3.6.4.4.

                         Intentionally Left Blank.

                    3.6.5. SUBSIDIARIES.

                    Set forth on Schedule 3.6.5. is a list of all entities in
               which the Company holds a 5% or greater interest (the "Subsidiaries") and the percentage ownership


                                     EX-194
               of the Company in each such entity. There are no options, warrants, convertible debt or other similar instruments entitling anyone to acquire any capital stock or other equity interest of any of the Subsidiaries.

               3.7. AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

               Except as set forth on Schedule 3.7., the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with:
          (i) any Contract as defined in Section 3.11. or any other material agreement, indenture or other instrument to which Sellers or the Company is a party or by which any of them is bound, subject to the receipt of those consents listed on Schedule 3.7. which have been obtained and provided to Buyer the breach or default of which would have a Material Adverse Effect, (ii) the Articles of Incorporation and Bylaws of the Company, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator, or (iv) any law, rule or regulation applicable to Sellers or the Company, the breach or default of which would have a Material Adverse Effect.

               3.8. EMPLOYMENT AGREEMENTS; AND EMPLOYEE BENEFITS.

                    3.8.1.

                    Except as set forth on Schedule 3.8.1., there are no
               employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between the Company or a Subsidiary, on the one hand, and any current or former stockholder, officer, director, employee, consultant, or agent of the Company or a Subsidiary, on the other hand, that are currently in effect. Except as set forth on Schedule 3.8.1. there are no Employment Agreements or any other similar agreements to which the Company or any of its Subsidiaries is a party under which the transactions contemplated by this Agreement (i) will require any payment by the Company, a Subsidiary or Buyer, or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of the Company, a Subsidiary or Buyer, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of the Company or a Subsidiary under any such Employment Agreement or other similar agreement.

                    3.8.2.

                    Schedule 3.8.2. sets forth Employee Benefit Plans of the
               Company and its Subsidiaries. The Company has made true and correct copies of all governing instruments and related agreements pertaining to such benefit plans available to Buyer.

                    3.8.3.


                                     EX-195

                    Neither the Company, any Subsidiary nor any of their ERISA
               Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

                    3.8.4.

                    No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan, including the right to receive any parachute payment, as defined in Section 28OG of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

                    3.8.5.

                    No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither the Company, a Subsidiary nor any of their ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle A of the Code and Sections 5,000 of the Code, or for penalties under ERISA Section 502(c), (i) or (1), with respect to any Employee Benefit Plan nor, to the knowledge of the Shareholders, is there a basis for any such claim. No officer, director or employee of the Company or a Subsidiary of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

                    3.8.6.

                    Other than routine claims for benefits, there is no claim
               pending or to the knowledge of the Company and Shareholders threatened, involving any Employee Benefit Plan by any Person against such plan or the Company, any Subsidiary or any ERISA Affiliate. There is no pending or to the knowledge of the Company and Shareholders threatened proceeding involving any Employee Benefit Plan before the IRS, the U.S. Department of Labor or any other governmental authority.

                    3.8.7.

                    There is no violation of any reporting or disclosure
               requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan.

                    3.8.8.

                    To the best knowledge of Sellers, each Employee Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. The Company, each Subsidiary and their ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit


                                     EX-196

               Plan and applicable law or required to be paid as expenses under such Employee Benefit Plan, and the Company, each such Subsidiary and their ERISA Affiliates shall continue to do so through the Closing. Each Employer Benefit Plan intended to be qualified under Code Section 401 (a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status.

                    3.8.9.

                    With respect to any group health plans maintained by the
               Company, any Subsidiary or their ERISA Affiliates, whether or not for the benefit of the Company's or such Subsidiary's employees, the Company and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. Neither the Company nor any Subsidiary is obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any group health plan, or pursuant to any agreement or understanding, except as required by law.

                    3.8.10.

                    The Company has made available to the Buyer a copy of (i)
               the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan and all applicable Internal Revenue Service determination letters.

                    3.8.11.

                    For purposes of this Section 3.8., the following definitions shall apply:

                         3.8.11.1.

                         "Benefit Arrangement" means any material benefit
                    arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan and (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate covering the employees, former employees, directors and former directors of the Company, and the beneficiaries of any of them.

                         3.8.11.2.


                                     EX-197

                         "COBRA" means the Consolidated Omnibus Budget
                    Reconciliation Act of 1985, as amended, as set forth in
                    Section 4980B of the Code and Part 6 of Title I of ERISA.

                         3.8.11.3.

                         "Code" means the Internal Revenue Code of 1986, as
                    amended.

                         3.8.11.4.

                         "Employee Benefit Plan" means any employee benefit
                    plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate covering employees or former employees of the Company.

                         3.8.11.5.

                         "Employee Pension Benefit Plan" means any employee
                    pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA.

                         3.8.11.6.

                         ERISA" means the Employee Retirement Income Security
                    Act of 1974, as amended.

                         3.8.11.7.

                         ERISA Affiliate" of any person means any other person
                    that, together with such person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

                         3.8.11.8.

                         "Prohibited Transaction" means a transaction that is
                    prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or
                    Section 408 of ERISA, respectively.

                    3.8.12.

                    Retirement Plan. The Company currently maintains the Control
               Products of Louisiana, Inc. Profit Sharing Plan (the "Plan") which will remain operative and in effect through the Closing. The Plan will be terminated as of the Effective Date of the sale of the Company. The Plan will be terminated as of the Effective Date of the sale and distributed to vested employees of the Company in accordance with the terms of the


                                     EX-198

               Plan. The Trustee for the Plan will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the Internal Revenue Service, Department of Labor, and other government agencies. All such termination costs will be paid from Plan assets, if permitted by law. To the extent expenses are not permitted to be paid with Plan assets, the Sellers shall bear these expenses.

               3.9. LABOR AND EMPLOYMENT MATTERS.

                    3.9.1.

                    Except as set forth on Schedule 3.9.1., no collective
               bargaining agreement exists that is binding on the Company or any Subsidiary and, except as described on Schedule 3.9.1., no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 3.9.1. describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company or any Subsidiary.

                    3.9.2.

                    Except as set forth on Schedule 3.9.2., (i) there is not
               now, and to the Shareholders' knowledge, never has been, any labor strike, dispute, slow down or stoppage pending or, to the Shareholders' knowledge, threatened, against or directly affecting the Company or any Subsidiary, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefore exist; and (iii) neither the Company, any Subsidiary nor any Shareholder has received any notice or has any knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company or any Subsidiary.

                    3.9.3.

                    The Company has fewer than fifty (50) employees.

                    3.9.4.

                    To the best knowledge of the Sellers, the Company and its
               Subsidiaries have complied and are currently complying, in respect of all employees of the Company and its Subsidiaries with all applicable laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards,


                                     EX-199
               citations, licenses, official interpretations and guidelines, except for such instances which are not, in the aggregate, material.

                    3.9.5.

                    All individuals who are performing or have performed
               services for the Company, any Subsidiary and are or were classified by the Company or any Subsidiary as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

               3.10. LITIGATION.

                    3.10.1.

                    Except for (i) claims listed in Schedule 3.10. and (ii)
               claims for the collection of accounts arising out of the sale or purchase of goods or services in the ordinary course of business involving less than $10,000 individually or $50,000 in the aggregate, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the knowledge of Sellers, threatened against the Company, or any of the officers, partners, shareholders, affiliates or employees of the Company.

                    3.10.2.

                    No claim, action, suit, investigation, or other proceeding is pending or, to the best knowledge of Sellers, threatened before any court or governmental agency which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of indemnification or other relief in connection therewith.

               3.11. CONTRACTS.

                    3.11.1.

                    Schedule 3.11. sets forth a true and correct list of each
               contract to which the Company is a party, or to which any Seller is a party and which relates to the business of the Company ("Contracts"), except:

                         3.11.1.1.

                         Agreements for the purchase by the Company of goods,
                    materials or services in the ordinary course of business involving less than $ 10,000 in consideration in each such case;

                         3.11.1.2.


                                     EX-200

                         Agreements for the sale, rental or service by the
                    Company of goods or services in the ordinary course of business in which the payment to be received pursuant to each such agreement is less than $10,000 for each such non-listed agreement;

                         3.11.1.3.

                         Agreements which are terminable at will by the Company
                    upon no more than 60 days notice without penalty, default or liability and involving an amount less than $10,000; and

                         3.11.1.4.

                         Agreements continuing for a period of six months or
                    less involving an amount less than $10,000 for each such nonlisted agreement.

                    3.11.2.

                    Except as set forth in Schedule 3.11.

                         3.11.2.1.

                         Each Contract is a valid and binding agreement of the
                    Company and, to the knowledge of Sellers, of the other parties thereto, subject to the effect of bankruptcy and creditors' rights generally;

                         3.11.2.2.

                         The Company has fulfilled all material obligations
                    required pursuant to each Contract to have been performed by it or on its part prior to the date hereof, and Sellers know of no reason why, assuming Buyer continues to operate the Company in the same manner as Sellers, the Company will be able to fulfill, when due, all of its non-monetary obligations under the Contracts which remain to be performed after the date hereof,

                         3.11.2.3.

                         There has not occurred any material default under any
                    Contract on the part of the Company or on the part of the other parties thereto; and there has not occurred any event which with the giving of notice or the lapse of time, or both, would constitute any material default under any of the Contracts; and

                         3.11.2.4.

                         Except as provided in the Contracts, the Company is
                    not, outside the ordinary course of business, under any liability or obligation with respect to the return of inventory or products sold, rented or serviced by it which are in the possession of distributors, wholesalers, retailers or other customers.

               3.12. REGULATORY APPROVALS.

               All material consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company or Sellers and which are necessary for the execution and delivery by Sellers of this Agreement and the documents to be executed and delivered by Sellers in connection herewith have been obtained and satisfied.


                                     EX-201

               3.13. COMPLIANCE WITH LAW.

               The Company has not, and its business as presently conducted does not, violate, in any respect any Federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect, and the Company has not received any notice of any such violation. Sellers have obtained all permits, approvals, and consents of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, the noncompliance with which would have a Material Adverse Effect.

               3.14. INDEBTEDNESS FROM EMPLOYEES.

               Except as set forth in Schedule 3.14. no employee of the Company is indebted to the Company, except for advances made to any employees in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such employee.

               3.15. ACCOUNTS RECEIVABLE.

               Except as set forth in Schedule 3.15., the accounts, accounts receivable, notes and notes receivable of the Company existing on the Closing Date arose out of the sales of inventory or services in the ordinary course of business and are collectible in full, net of the reserve set forth in the Closing Financial Statement, which reserves are reasonable and were calculated consistent with past practices.

               3.16. INSURANCE.

               Schedule 3.16. sets forth a true and correct list of all insurance policies either maintained by the Company or maintained by any other person which relate to the Company in any manner whatsoever at the date hereof. There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company. The Company has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and no such cancellation, amendment or increase of premiums is threatened, except as set forth on Schedule 3.16.

               3.17. POWERS OF ATTORNEY AND SURETYSHIPS.


                                     EX-202

               The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

               3.18. NO UNDISCLOSED LIABILITIES.

               Except as and to the extent specifically reflected or reserved against in the Company's April 30, 2000 Financial Statement or otherwise disclosed herein, the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) which in the aggregate would constitute a Material Adverse Effect.

               3.19. ENVIRONMENTAL MATTERS.

               As of the date hereof, (a) the Company has generated, utilized, stored, delivered for disposal, disposed of, treated, transported, and otherwise managed all materials, substances, and wastes, whether toxic, hazardous or otherwise, in compliance with all laws, rules, regulations, ordinances, guidelines, and the common law, except to the extent any such failure would not have a Material Adverse Effect; (b) the real property owned, leased, or operated by either (i) Sellers relating to the Company, or (ii) the Company is not listed on the National Priorities List, CERCLIS, RCRIS, or any comparable state listing which identifies sites for removal, remedial, clean-up or investigatory actions; (c) no amounts, which require remediation or reporting under applicable law, of asbestos, PCB's, ureaformaldehyde, hazardous and solid wastes, hazardous or toxic substances, petroleum products, pollutants or contaminates, and no above or underground storage tanks, have become located on the real property owned, leased, or currently operated by the Company, except to the extent the existence or remediation of such substances would not result in a Material Adverse Effect; and (d) the real property owned, leased, or operated by the Company has not been contaminated, tainted or polluted in any manner whatsoever (including, without limitation, any contamination of or injury or damage to soils, groundwater waters, biota, and wildlife located on, in, under or originating from such premises) with pollutants, contaminants or other substances or materials so as to give rise to a removal, remediation, clean-up, or investigatory obligation or action, and Sellers do not now have knowledge of any removal, remediation, investigatory or cleanup obligation or action which the Company has with respect thereto under any law, rule, regulation, guideline, ordinance, whether domestic or foreign, Federal, state, or local, or the common law, except to the extent any failure to comply with any such obligation would not result in a Material Adverse Effect. Buyer acknowledges receipt of that certain Phase I Environmental Site Assessment and Limited Compliance Review dated September 2000 by Camp Dresser & McKee, showing no asbestos, PCBs, ureaformaldehyde,

                                     EX-203
          hazardous or solid wastes, hazardous or toxic substances, petroleum products, pollutants or contaminants, or above or underground storage tanks in need of remediation and that no real property operated or leased by the Company has had water or soil contamination or pollution which would require removal, remediation or clean up.


               3.20. CONFLICT OF INTEREST.

               Except as disclosed in Schedule 3.20., no officer, director or shareholders of the Company or any of their ascendants, descendants, or spouses, or any entity in which any of said persons has an ownership or equity interest, or any entity in which any of said persons has a management or director position, excluding any publicly traded company in which any of said persons has an ownership interest of less than 5% (herein called "affiliate") now has or within the last three (3) years had, either directly or indirectly:

                    3.20.1.

                    any equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company; or

                    3.20.2.

                    a beneficial interest in any contract, commitment or
               agreement, formal or informal, to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; or

                    3.20.3.

                    loaned money to or borrowed money from the Company.

               3.21. TAXES.

                    3.21.1.

                    For purposes of this Agreement: (i) the term "Taxes" means
               (A) all Federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp,


                                     EX-204
               occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or other similar group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; and the term "Return" means any one of the foregoing Returns.

                    3.21.2.

                    Schedule 3.21.2. sets forth: (1) the taxable years of the
               Company and Tax Affiliates (as defined in Section 3.21.3.) as to which the respective statutes of limitations on the assessment of United States Federal income and any applicable state, local or foreign income or franchise Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations by the IRS or the state, local or foreign taxing authority have been completed, those years for which examinations by such agencies are presently being conducted, those years for which notice of pending or threatened examination or adjustment has been received, those years for which examinations by such agencies have not been initiated, and those years for which required Returns for such Taxes have not yet been filed. Except to the extent indicated in Schedule 3.21.2., all deficiencies asserted or assessments made as a result of any examinations by the IRS or state, local or foreign Tax authority have been fully paid, or are fully reflected as a liability in the Company's April 30, 2000 Financial Statement, or are fully described in
               Schedule 3.21.2., are being contested in good faith and an adequate reserve therefore has been established and is fully reflected in the Company's April 30, 2000 Financial Statement to the extent required by generally accepted accounting principles consistently applied ("GAAP"). Except as described in Schedule 3.21.2., there are no Returns that are presently under examination with respect to Taxes, there are no proposed (whether oral or written) or final adjustments, assessments or deficiencies with respect to Taxes currently pending, and there are no outstanding notices of proposed or actual audit, examination or investigation with respect to Taxes.

                    3.21.3.

                    SELLERS represent and warrant to Buyer that, except as
               described in Schedule 3.21.3.:

                         3.21.3.1.


                                     EX-205
                    the Company, and every other person for whose Taxes the Company is or could be held liable (whether by reason of being a member of a consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, by agreement or otherwise (for the taxable period(s) or portions thereof with respect to which the Company is or could be held for such other Person's Taxes) (all such persons collectively referred to herein as "Tax Affiliates"), have filed on a timely basis all Returns required to have been filed by it and have paid on a timely basis all Taxes shown thereon as due. All such Returns are true, complete and correct in all material respects. The provisions for taxes in the Company's April 30, 2000 Financial Statement sets forth the maximum liability of the Company and Tax Affiliates for Taxes as of the date thereof No liability for Taxes has been incurred by the Company or any Tax Affiliate since April 30, 2000 other than in the ordinary course of their business. No director, officer or employee of the Company or any Tax Affiliate having responsibility for Tax matters is in discussions with Tax authorities or has reason to believe that any Tax authority has valid grounds to claim or assess any additional Tax with respect to the Company or any Tax Affiliate in excess of the amounts shown on the Company's April 30, 2000 Financial Statement for the period ending on such date;

                         3.21.3.2.

                         with respect to all amounts in respect of Taxes imposed
                    upon the Company or Tax Affiliates, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), and with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been fully complied with in all material respects, and all such amounts required to be paid by the Company and Tax Affiliates to Tax authorities or others have been paid;

                         3.21.3.3.

                         none of the Returns required to be filed by the Company
                    or any Tax Affiliate contains, or were required to contain (in order to avoid the imposition of a penalty), a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law;

                         3.21.3.4.

                         all amounts that were required to be collected or
                    withheld by the Company or any Tax Affiliate have been duly collected or withheld in all material respects, and all such amounts that were required to be remitted to any Tax authority have been duly remitted in all material respects;

                         3.21.3.5.

                         the Company and Tax Affiliates have not requested an
                    extension of time to file any Return not yet filed, and have not granted any waiver of any statute of limitations with respect to, or any extension of a period for


                                     EX-206
                    the assessment of, any Tax. No power of attorney granted by the Company or any Tax Affiliate with respect to Taxes is in force;

                         3.21.3.6.

                         Sellers, the Company and Tax Affiliates have not taken
                    any action not in accordance with past practice that would have the effect of deferring any material Tax liability of the Company or any Tax Affiliate from any taxable period or portion thereof ending on or before or including the Closing to any subsequent taxable period;

                         3.21.3.7.

                         Schedule 3.21.3.7. sets forth all Tax Affiliates during
                    all periods with respect to which the applicable statue of limitations on the assessment of Taxes remains open;

                         3.21.3.8.

                         there are no actual or deemed elections under Section
                    338 of the Code, protective carryover basis elections, offset prohibition elections or similar elections applicable to the Company or any Tax Affiliate;

                         3.21.3.9.

                         except for the Section 263A adjustment made by the
                    Company each year with its annual 1120S tax return, neither the Company nor any Tax Affiliate is required to include in income any adjustment pursuant to Sections 481 or 263A of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise, following the Closing, and Sellers have no knowledge that the IRS (or other Tax authority) has proposed, or is considering, any such change in accounting method or other adjustment;

                         3.21.3.10.

                         there are no liens for Taxes (other than for current
                    Taxes not yet due and payable) upon the assets of the Company;

                         3.21.3.11.

                         the Company is not party to any agreement, contract,
                    arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code, whether by reason of the Closing or otherwise;

                         3.21.3.12.


                                     EX-207
                         the Company is not, and has not been, a United States
                    real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign Tax law);

                         3.21.3.13.

                    neither the Company nor any Tax Affiliate has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country;

                         3.21.3.14.

                    neither the Company nor any Tax Affiliate is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes;

                         3.21.3.15.

                    there are no intercompany gains, intercompany items, excess loss accounts or other similar items that will be recognized as a result of the acquisition of the shares of the Company pursuant to this Agreement, and no election has been made with respect to the Company under Treasury Regulation ss. 1.1502-20 or to discontinue filing consolidated returns with any Tax Affiliate;

                         3.21.3.16.

                    neither the Company nor any Tax Affiliate has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by any of them;

                         3.21.3.17.

                    neither the Company nor any Tax Affiliate has participated in an international boycott within the meaning of Section 999 of the Code;

                         3.21.3.18.

                    the Company is not a party to or bound by any Tax sharing agreement, and has no current or contingent contractual obligation to indemnify any other person with respect to Taxes, other than obligations to indemnify a lessor for property Taxes, sales/use Taxes or gross receipts Taxes (but not income or franchise Taxes) imposed on lease payments arising from terms that are customary for leases of similar property;

                         3.21.3.19.

                    the Company is not a party to or bound by any closing agreement or offer in compromise with any Tax authority;

                         3.21.3.20.


                                     EX-208
                         none of the assets of the Company is property that the
                    Company is required to treat as being owned by any other person pursuant to the socalled "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

                    3.21.3.21.

                         Schedule 3.21.3.21. sets forth all material elections
                    with respect to Taxes of the Company and Tax Affiliates made since December 1, 1989;

                    3.21.3.22.

                         Schedule 3.21.3.22. sets forth all Returns with respect
                    to the Company and Tax Affiliates the due dates for which (including any valid extensions thereof) are sixty or fewer days following the Closing, and the Taxes for which estimated or final payments may, based on the current operations of the Company and Tax Affiliates, become due in sixty or fewer days following the Closing;

                    3.21.3.23.

                         Schedule 3.21.3.23. sets forth all state, local or
                    foreign jurisdictions in which the Company is or at any time during the past five years has been subject to Tax.

                    3.21.3.24.

                         the Company has had in effect at all times since April
                    1, 1994 through the date immediately preceding the date of the Closing a valid election under Section 1361 of the Code (and any predecessor provision and any similar provision of applicable state, local or other Tax law). The Company has not incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law).

                    3.21.3.25.

                         all outstanding options to acquire equity of the
                    Company that purport to or were otherwise intended (when issued) to be treated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law) were issued in compliance with such section. All such outstanding options currently qualify for treatment as ISOs, and are held by persons who are employees of the Company.

               3.22. LIENS.

               Except as disclosed on Schedule 3.22., none of the properties and assets owned, leased, and/or used by the Company or its Subsidiaries is subject to any lien, charge, mortgage, pledge, security interest, or other encumbrance of any kind. Schedule 3.22 also sets forth a description of any indebtedness owed by the Company which is guaranteed in writing by any of the Sellers and/or secured by collateral granted by any of the Sellers.


                                     EX-209

               3.23. OTHER INFORMATION.

               The information provided by Sellers to Buyer in this Agreement or in the Schedules does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. There is no fact known to any of the Sellers that has any specific application to the Company (other than general economic or industry conditions) that could have a Material Adverse Effect on the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or in the attached Schedules. Copies of all due diligence documents and materials heretofore delivered or made available to Buyer were complete and accurate in all material respects. The parties acknowledge that said due diligence documents and materials are as contained in three binders certified to be complete and correct in all material respects as of the Closing. To the extent there is a conflict between the information contained in the due diligence documents and materials and in this Agreement and the Schedules, then this Agreement and the Schedules shall control such conflict.

               3.24. NO OTHER REPRESENTATIONS.

               Sellers are not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement and the other documents executed in connection herewith.

               3.25. NO KNOWN BREACHES.

               Sellers have no actual knowledge that Buyer's representations and warranties in this Agreement are untrue and Sellers shall not be entitled to make any indemnity claims pursuant to Section 6. hereof with respect to any matters constituting a breach of this Section 3.24.

          4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer represents and warrants to Sellers that:

               4.1. ORGANIZATION.

               Buyer is duly organized, validly existing amid in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

               4.2. CORPORATE AUTHORITY.

               This Agreement and all other agreements herein, contemplated to be executed in connection herewith have been duly executed and delivered by Buyer, have been


                                     EX-210
          effectively authorized by all necessary action, corporate or otherwise, and constitute legal, valid and binding obligations of Buyer,

               4.3. AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

               The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Certificate of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

               4.4. INVESTMENT INTENT.

               Buyer is acquiring the Shares with the intention as of the date hereof of holding the Shares for purposes of investment, and Buyer has no intention as of the date hereof of selling the Shares in a public distribution in violation of Federal securities laws or any applicable state securities laws.

               4.5. REGULATORY AND OTHER APPROVALS.

               All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation, including any third party consents, which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

               4.6. NO KNOWN BREACHES.

               Buyer has no actual knowledge that Sellers' representations and warranties in this Agreement are untrue, and Buyer shall not be able to make any indemnity claims pursuant to Section 6. hereof with respect to any matters constituting a breach of this Section 4.6.

               4.7. OTHER INFORMATION.

               The information provided by Buyer to Sellers in this Agreement or in the Schedules does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

               4.8. FINANCIAL CAPABILITY.

               Buyer is financially capable of closing the business transaction contemplated by this Agreement on the terms set forth in this Agreement as well as the ancillary documents relating thereto, including all Employment Contracts, and has further


                                     EX-211
          obtained sufficient means of financing to provide for the working capital needs of the Company following the Closing, to operate the Company at a level of business activity of a magnitude equal to or greater than it has historically been operated.

               4.9. BUSINESS KNOWLEDGE.

               Buyer is knowledgeable in the business of manufacture and repair of flow control equipment used in the oil and gas business and is familiar with the business opportunities and risks associated therewith.

               4.10. NO OTHER REPRESENTATIONS.

               Buyer is not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement and the other documents executed in connection herewith.

          5.   CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

               5.1. COOPERATION IN LITIGATION.

               Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Company prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. Notwithstanding the foregoing, the parties agree that the provisions of this Section 5.1. shall apply to the Sellers as follows: for each Seller that is an employee of the Company after Closing, the provisions of Section 5.1. shall apply to such Seller while he is an employee of the Company and for one year following the termination of such employment; and for each Seller that is not an employee of the Company after Closing, the provisions of Section 5.1. shall apply to such Seller for one year after Closing.

               5.2. TAX MATTERS.

                    5.2.1. PRE-CLOSING RETURNS.

                    Sellers will be responsible for and will cause to be
               prepared and duly filed all Returns in which the Company is includable for all taxable periods ending on or before the Closing. All such Returns shall be prepared in a manner consistent with prior periods. All such Returns filed after the Closing shall be submitted to


                                     EX-212

               Buyer no later than thirty (30) days (including any applicable extensions) for federal and state Taxes and as soon as available but not less than ten (10) days (including applicable extensions) for all other Taxes prior to the due date and filing thereof, and Buyer shall have the right to review and comment thereon (without reduction of Sellers' obligations to indemnify under this Agreement). Sellers will pay or cause to be paid, and shall indemnify and hold Buyer and the Company (subject to the limitations set forth in Section 6.8.(b) and (c) of this Agreement) harmless against, all Taxes to which such Returns relate; provided, however, that to the extent such Taxes are included on the Closing Financial Statement (as finally determined) or an attachment or schedule thereto, Company shall pay such taxes and, to the extent said Taxes were included as a liability on the Closing Financial Statement, no reimbursement shall be due from Sellers; provided, however, Sellers agree and understand that all Taxes due and payable by the Company related to pre-Closing periods must be paid by Sellers or such Taxes will be treated as a reduction to the Purchase Price via a reduction to Net Working Capital.

                    5.2.2. OVERLAP PERIOD RETURNS

                    Other than Returns to be prepared by Sellers pursuant to
               Section 5.2.1., Buyer will prepare or cause to be prepared all Returns of the Company for any and all taxable periods which include and end after the Closing (the "Overlap Period"), and any taxable period beginning after the Closing. Sellers will be responsible for and will indemnify and hold harmless Buyer, and the Company with respect to all Taxes for the Overlap Period in an amount equal to the liability for Taxes that would have resulted had the Overlap Period ended at the Closing (subject to the limitations set forth in Section 6.8. (b) and (c) of this Agreement) (utilizing, if applicable, the actual tax rate imposed on a particular category of income by the applicable taxing jurisdiction), except to the extent such Taxes are included on the Closing Financial Statement (as finally determined) or an attachment or schedule thereto. Any amount so payable by Sellers will be remitted to Buyer at least ten business days prior to the due date of the respective Returns pursuant to written notice by the Buyer of such due date; provided that Sellers approve of the amount (such approval not to be unreasonably withheld).

                    5.2.3. AMENDED RETURNS.

                    From and after the date hereof, Sellers and their affiliates shall not file or cause to be filed any amended Return with respect to the Company, and Sellers and their affiliates shall not file a claim for refund of Taxes paid by or on behalf of the Company, without the prior written approval of Buyer. Buyer agrees not to withhold such consent so long as the claim will not subject Buyer or Company to any tax liability or adversely affect any future tax liability of Buyer or Company.

                    5.2.4. MATERIAL ELECTIONS.


                                     EX-213

                    Neither Sellers nor the Company shall make any material
               election with respect to Taxes of the Company or any Tax Affiliate following the date hereof without the prior written approval of Buyer (such approval not to be unreasonably withheld). Furthermore, Buyer shall not make an election which will cause an increase in Taxes to Sellers (or allocated to Sellers under this Agreement).

                    5.2.5. TAX INFORMATION.

                    After the Closing, Sellers, on the one hand, and Buyer and the Company, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Taxes for all periods prior to or including the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof

                    5.2.6. TAX SHARING AGREEMENTS.

                    Any and all tax sharing, tax indemnity, or tax allocation
               agreements with respect to which the Company was a party at any time prior to the Closing shall terminate upon the Closing. No further amounts shall be payable by the Company under such agreements following the Closing.

               5.3. EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS.

                    5.3.1.

                    At the Closing, Buyer shall enter into the following
               agreements: (i) two-year employment agreement with Robert Puckett; (ii) two-year employment agreement with Frank E. Urias;
               (iii) two-year employment agreement with Wendell N. Miller; (iv) one-year employment agreement with Steve Cyrus; and (v) two-year employment agreement with Armand Broussard. Each of the foregoing employment agreements and consulting agreement shall contain confidentiality and two-year non-compete provisions upon termination of employment or consultancy, and such other terms and provisions as are mutually acceptable to the parties, but substantially in the forms attached hereto as Exhibit 5.3.1. In addition, Messrs. Puckett, Urias, Miller and Cyrus are eligible for participation in Buyer's Stock Option Plan and Buyer's Bonus Compensation Plan, all as approved by Buyer's Board of Directors; provided, however participation in the Buyer's Stock Option Plan is subject to individual performance and subject to the discretion of Buyer's Board of Directors.

                    5.3.2.

                    Intentionally Left Blank

               5.4. LEASE.


                                     EX-214

               At the Closing, the Buyer will cause the Company, as lessee, to enter into (i) a written lease agreement with Robert E. Puckett, Marietta P. Puckett, Wendell N. Miller, and Steven K. Cyrus, as lessors, affecting the immovable property and improvements located at 419 High Meadows Boulevard in Lafayette, Louisiana, and (ii) a written lease agreement with Top Six Enterprises, L.L.C., as lessor, affecting the immovable property and improvements located at 409 High Meadows Boulevard in Lafayette, Louisiana (collectively, the "Lease"). Each Lease will be for a term of one year with a one year renewable option, and contain such other terms and provisions mutually agreed to by the parties.

               5.5. BUYER'S INSURANCE

               Buyer agrees to continue all insurance liability coverage at a level of at least as high as the Company's 2000 insurance coverage including, but not limited to, basic comprehensive general and liability ("CGL"), umbrella CGL, products liability, workers' compensation and, fire and casualty.

               5.6. RELEASE OF SELLERS' GUARANTEES

               Schedule 3.22. sets forth the names and addresses of the vendors and creditors of the Company for which the Sellers (or any of them) have personally guaranteed indebtedness owed by the Company, and a brief description of said indebtedness. Sellers and Buyer agree to jointly notify said vendors and creditors of the withdrawal or termination of the Sellers' personal guarantees for any purchases made by the Company after the Closing Date. In addition, Buyer agrees to request a cancellation of the guarantees listed in Schedule 3.22. Further, Buyer agrees to indemnify and hold Sellers harmless from all losses or expenses relating to Sellers' personal guarantees of Company indebtedness which was disclosed on the Closing Financial Statement, as well as any post Closing Date future indebtedness of the Company to any creditor, the payment of which is guaranteed by one or more of the Sellers, whether or not such creditor's name appears on Schedule 3.22.

          6.   INDEMNIFICATION.

               6.1. INDEMNIFICATION BY SELLERS.

               Subject to the provisions and limitations of Section 6., Sellers shall indemnify and hold harmless Buyer, the Company, and their respective officers (including without limitation Gerald Hage, Ronald Smith, Keith Morley, Michael L. Stansberry, and Michael T. Mino), employees, agents, attorneys (including without limitation Liskow & Lewis and Gibson, Dunn & Crutcher and their partners, associates and other employees) and shareholders (collectively, the "Buyer Group") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigating or defending any


                                     EX-215
          actions or threatened actions) incurred (collectively, "Losses") by the Buyer Group, together with interest on cash disbursements in connection therewith at the base rate for prime commercial lenders of Buyer's primary bank as announced from time to time, plus one percent per annum (the "Reference Rate") from 60 days after the date such Losses were incurred by the Buyer Group until paid by Sellers, in connection with each and all of the following:

                    6.1.1.

                    any breach of any representation or warranty made by Sellers in this Agreement;

                    6.1.2.

                    the breach of any covenant, agreement or obligation of
               Sellers contained in this Agreement or any other instrument delivered at the Closing;

                    6.1.3.

                    any misrepresentation contained in any Schedule, certificate or other documents furnished by Sellers pursuant to this Agreement;

                    6.1.4.

                    the failure to pay when due any and all liabilities for
               Taxes (as defined in Section 3.21.1.) that are allocated to Sellers pursuant to Section 5.2., including, without limitation, all interim Taxes (for returns not filed) and under-accruals.

                    6.1.5

                    Intentionally left blank;

                    6.1.6

                    Intentionally left blank;

                    6.1.7

                    THE VIOLATION OF ANY FEDERAL, STATE, LOCAL OR FOREIGN LAWS,
               REGULATIONS, ORDERS, REQUIREMENTS OR ORDINANCES APPLICABLE TO THE COMPANY AND ITS BUSINESS, PRIOR TO THE CLOSING DATE BY SELLERS, THE COMPANY OR ANY OF THEIR AFFILIATES, AGENTS OR ASSIGNS BUT ONLY TO THE EXTENT THAT ANY SUCH CLAIM IS NOT SETTLED OR OTHERWISE SATISFIED IN FULL PRIOR TO THE CLOSING OR ONLY AS IT RESULTS IN A LOSS NOT REFLECTED ON THE CLOSING FINANCIAL STATEMENT; AND

                    6.1.8

                    (a) the violation of any environmental law, regulation,
               order, requirement, or ordinance applicable to the Company and its business, prior to the Closing


                                     EX-216

               Date by Sellers, the Company, or any of their affiliates, agents, or assigns, (b) conditions existing at, or caused by events prior to the Closing Date which are violations of any Federal, state or local environmental statute, regulation, requirement or ordinance prior to the Closing Date with respect to the Company or any of its assets, and (c) any other environmental conditions in existence as of the Closing Date on the real property owned, leased or used by the Company, whether or not described in
               Schedule 3.6.1. ((a), (b), and (c) being collectively referred to herein as "Environmental Conditions"), which as of the Closing, or will in the future as a result of the operation of the Company prior to Closing, require remediation, removal, or other corrective actions, including without limitation the Environmental Conditions listed in Schedule 6.1.8.). With respect to each and every Environmental Condition, Sellers' obligation to indemnify the Buyer Group from any Losses shall include but not be limited to: (i) fines, penalties, assessments and judgments (whether related to current or past activities); (ii) costs associated with obtaining any necessary permits, certificates or other governmental approval or complying with environmental reporting or record keeping requirements, including (A) remediation costs, (B) removal costs, (C) costs of implementing monitoring equipment which are necessary to obtain such permits, certificates or approvals, and (D) late fees and filing fees; and
               (iii) any costs which Buyer deems reasonably necessary in connection with the foregoing, including without limitation costs of environmental audits, surveys, reports, waste characterizations, monitoring wells, soil borings, tests and samples, provided that such costs incurred by Buyer pursuant to this Section 6.1.8. (iii) must be approved by Sellers in advance, which consent will be timely given and not unreasonably withheld (collectively, "Environmental Costs"). Buyer acknowledges receipt of the that certain Phase I Environmental Site Assessment and Limited Compliance Review dated September 2000 by Camp Dresser & McKee, a copy of which is included in Schedule 6.18.

               6.2. INDEMNIFICATION BY BUYER.

               Subject to the provisions and limitations of Section 6., Buyer shall indemnify and hold harmless Sellers and their respective officers, employees, agents, and shareholders, if any (collectively, the "Seller Group"), in respect of any and all Losses (as defined above) reasonably incurred by Sellers, together with interest on cash disbursements in connection therewith at the Reference Rate from 60 days after the date that such Losses were incurred by the Seller Group until paid by Buyer, in connection with each and all of the following:

                    6.2.1.

                    any breach of any representation or warranty made by Buyer in this Agreement.

                    6.2.2.

                    the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other instrument delivered at the Closing;


                                     EX-217

                    6.2.3.

                    any misrepresentation contained in any Schedule, certificate or any other document furnished by Buyer pursuant to this Agreement;

                    6.2.4

                    the operation of the Company after the Closing Date;

                    6.2.5.

                    any claim, demand or cause of action (including warranty
               claims and claims relating to physical injury, death or property damage) relating to or proximately caused by either (i) products manufactured by the Company after the Closing Date or (ii) any products sold or leased by the Company after the Closing Date;

                    6.2.6.

                    the violation of any Federal, state, local or foreign laws, regulations, orders, requirements or ordinances on or after the Closing Date by Buyer and its affiliates, agents or assigns in relation to the Company, except with regard to existing practices of the Company; and

                    6.2.7.

                    (a) the post-Closing Date violation of any environmental
               law, regulation, order, requirement, or ordinance applicable to the Company and its business, after the Closing Date by the Company, or any of its affiliates, agents, or assigns, (b) conditions caused by events after the Closing Date which are violations of any Federal, state or local environmental statutes, regulation, requirement or ordinance after the Closing Date with respect to the Company or any of its assets (exclusive of conditions existing as of the Closing Date that are covered by
               Section 6.1.8. above), and (c) any other environmental conditions in existence after the Closing Date on the real property owned, leased or used by the Company (exclusive of conditions existing as of the Closing Date that are covered by Section 6.1.8. above), ((a), (b), and (c) being collectively referred to herein as "Environmental Conditions"), which will in the future as a result of the operation of the Company after the Closing, require remediation, removal, or other corrective actions. With respect to each and every Environmental Condition, Buyer's obligation to indemnify the Seller Group from any Losses shall include but not be limited to: (i) fines, penalties, assessments and judgments (whether related to current or past activities); and (ii) costs associated with obtaining any necessary permits, certificates or other governmental approval or complying with environmental reporting or record keeping requirements, including (A) remediation costs, (B) removal costs, (C) costs of implementing monitoring equipment which are necessary to obtain such permits, certificates or approvals, and (D) late fees and filing fees, and
               (iii) any costs which Sellers deem reasonably necessary in connection with the foregoing including, without limitation, costs of environmental audits, survey, reports, waste characterizations, monitoring wells, soil borings, tests, and samples, provided that such costs incurred by Sellers pursuant to this Section 6.2.7. (iii) must be approved by Buyer in advance, which


                                     EX-218
               consent will be timely given and not unreasonably withheld (collectively, "Environmental Costs").

               6.3. CLAIMS FOR INDEMNIFICATION.

               Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability potentially arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party; provided, however, that if such consent is not granted the amount of indemnity provided by the Indemnitor shall not be limited by Section 6.6. (a) and, at the election of Buyer, only the portion of any loss equal to the refused settlement shall be deducted or payable from the Escrow Account, all other amounts shall be paid directly to Buyer by wire transfer by Sellers or the distributees of the assets of the Sellers.

               6.4. DEFENSE BY INDEMNIFYING PARTY.

               In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party given within 30 days after delivery of the written notice referred to in Section 6.3. hereof, cure or mitigate any Losses and/or assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner as a prudent businessman would if his own funds were subject to such suit.

               6.5. MANNER OF INDEMNIFICATION.


                                     EX-219

               All indemnification by either party hereunder shall be effected by payment of cash or delivery of a certified or official bank amount of the indemnification liability, or in the case of Losses by Buyer, from the Escrow Amount (if there are sufficient funds therein).

               6.6. LIMITATIONS ON INDEMNIFICATION.

               Subject to any limitations contained therein, all representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire twenty-four months after the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to the applicable expiration date and identified as a claim for indemnification pursuant to this Agreement; (ii) as to any representation or warranty relating to ownership or title to the Shares or the Company's assets, including real property, which shall not expire; (iii) as to any matter which is based upon willful fraud by the indemnifying party under a final nonappealable judgment with respect to which the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations plus one year, however, in no event longer than a total of ten (10) years from the Closing Date; (iv) as to any representation or warranty concerning tax or environmental matters, which shall expire only upon the expiration of the applicable statute of limitations plus one year; and (v) as to any representation or warranty concerning the authority to execute this Agreement or any of the other documents contemplated hereby, which shall not expire. No claim or action for indemnity pursuant to Sections 6.1. or 6.2. hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Notwithstanding any other provisions contained in this Agreement, (a) neither Buyer nor Sellers shall be entitled to receive any amount under this Section 6. which exceeds the Purchase Price, and the parties understand that Buyer's payment of the Purchase Price does not reduce Buyer's liability for payments under this Section 6.; (b) Buyer shall not be entitled to payment under this Section 6. except for the amount by which the aggregate of all claims hereunder which have not theretofore been reimbursed to Buyer exceeds the sum of $63,000.00; and (c) Sellers shall not be entitled to payment under this Section 6. except for the amount by which the aggregate of all claims hereunder which have not theretofore been reimbursed to Sellers, exceeds $63,000.00. In the event the $63,000.00 threshold mentioned in clause (a) or (b) of the preceding sentence is exceeded, Buyer or Sellers, as the case may be, shall have the right to seek reimbursement of said threshold amount from Sellers or Buyer, as the case may be, under this Section 6. In addition, the foregoing threshold amount shall not apply to the Adjustment Amount. Notwithstanding anything contained in this Section 6.6., the limits on indemnification contained in the preceding sentence shall exclude any obligations specifically assumed by any party in this Agreement, including without limitation, the obligations relating to taxes, brokers as described in Sections 3.21., 5.2. and 9.5., respectively. After the Closing, Buyer shall cause the Company to maintain commercially reasonable third party insurance consistent with the insurance maintained


                                     EX-220
          by the Company prior to the Closing. The amount any indemnifying party is or may be required to pay to any indemnified party pursuant to this
          Section 6. shall be reduced by any insurance proceeds or other amounts actually recovered by or on behalf of the indemnified party, and no insurance company or any other third party shall be a beneficiary of Sellers' or Buyer's indemnity obligations under this Agreement and in no way shall any obligations of any insurance company or other third party be reduced or mitigated as a result of this Agreement.

               6.7. SOLE BASIS FOR RECOVERY.

               Unless specifically provided for elsewhere in this Agreement, the parties intend Section 6. to be the exclusive method for compensating each other for, or indemnifying each other against, claims relating to the Company and the transactions contemplated by this Agreement.

               6.8. JOINT AND SEVERAL LIABILITY.

               Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that Buyer shall not have any obligation to marshall its claims hereunder to minimize the obligations of any of the Sellers, and the liability of Sellers under this Section 6. shall be as follows:

               (a) Except as otherwise provided in Section 6.6. above, Robert E. Puckett, Steven K. Cyrus, Frank E. Urias, and Wendell N. Miller shall be liable jointly, severally, and in solido for all Losses up to the amount of $4,725,000.00; and

               (b) the warranties of each of Armand Broussard, Gary Caffey, Kevin Hansen, Carlan Huval, Robert E. Puckett, Jr., Chadwick Lamperez, and Robert E. Puckett, as Custodian for minor Amanda Elizabeth Puckett (collectively "Minority Shareholders" or individually "Minority Shareholder") are limited to the following: (i) each Minority Shareholder warrants that with respect to that particular Minority Shareholder's Shares that Minority Shareholder has the requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby; (ii) each of said Minority Shareholders warrants that with respect to that particular Minority Shareholder's Shares that said Shares are owned beneficially and of record by said Minority Shareholder, and are being transferred to Buyer free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, other than those set forth on Schedule 3.3 ("Minority Shareholder Warranties"). The warranties set forth in this Section 6.8.(b) shall be the only warranties applicable under which any indemnity can be recovered from a Minority Shareholder; and

               (c) the liability of each Minority Shareholder shall be limited to their respective percentage allocation of the Purchase Price as set forth in Section 2.2.1. above with respect to any claim under the Minority Shareholder Warranties under


                                     EX-221

               Section 6.8.(b) and said Minority Shareholders shall incur no other liability whatsoever.


          7.   DOCUMENTS TO BE DELIVERED AT CLOSING.

               7.1. CLOSING DOCUMENTS DELIVERED BY SELLERS.

               Buyer shall have received at the Closing the following documents, dated as of the Closing date:

                    7.1.1. THE EXECUTED EMPLOYMENT AGREEMENTS AND CONSULTING
               AGREEMENT REFERRED TO IN SECTION 5.3.1. ABOVE.

                    7.1.2. INTENTIONALLY LEFT BLANK

                    7.1.3. The executed Lease.

                    7.1.4. Stock certificates representing the Shares, duly
               endorsed for transfer.

                    7.1.5. AN OPINION OF COUNSEL TO SELLERS IN A FORM ACCEPTABLE
               TO COUNSEL TO BUYER REGARDING THE OWNERSHIP OF THE SHARES AND THE AUTHORITY OF EACH OF THE SELLERS TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

                    7.1.6. ANY OTHER DOCUMENTS, CERTIFICATES, OR INSTRUMENTS
               CONTEMPLATED BY THIS AGREEMENT TO BE DELIVERED BY SELLERS TO BUYER, INCLUDING BUT NOT LIMITED TO THE CONSENTS LISTED IN
               SCHEDULE 3.7.

                    7.1.7. A FULLY EXECUTED CERTIFICATION OF NON-FOREIGN STATUS
               DESCRIBED IN TREASURY REGULATION SECTION 1.1445-2(A)(2) (AND APPLICABLE PROVISIONS OF STATE LAW), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO COUNSEL TO BUYER, FROM EACH SELLER.

                    7.1.8. Executed letters of resignation by each officer and director of the Company.

                    7.1.9. Non-Disturbance and Attornment Agreement executed by the lessors (as described in Section 5.4. above) and each lender that holds a mortgage affecting the immovable property affected by each Lease.

               7.2. Closing Documents Delivered by Buyer.

               Sellers shall have received at the Closing the following documents, dated as of the Closing date:

                    7.2.1. ANY DOCUMENTS, CERTIFICATES, OR INSTRUMENTS
               CONTEMPLATED BY


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


               THIS AGREEMENT TO BE DELIVERED BY BUYER TO SELLERS.

          8.   RELEASE.

          (a) As of the Closing Date and, except as may be set forth in Section
6.2. of this Agreement, each of the Sellers does hereby for himself and his successors and assigns remise, release, acquit and forever discharge the Buyer, the Company, and their respective affiliates, and their successors and assigns, of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that such Seller or its affiliates now has, owns or holds or has at any time previously had, owned or held against such parties, including without limitation all liabilities created as a result of the negligence, gross negligence and willful acts of the Company and its employees and agents, or under a theory of strict liability, existing as of the Closing Date or relating to any action, omission or event occurring on or prior to the Closing Date; provided, however, that any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement.

          (b) Each of the Sellers represents and warrants that, he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. Each of the Sellers covenants and agrees that such Seller will not assign or transfer to any person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. Each of the Sellers represents and warrants that such Seller has read and understands all of the provisions of this Section
8. and that he has been represented by legal counsel of his own choosing in connection with the negotiation, execution and delivery of this Agreement.

          (c) The release provided by the Sellers pursuant to this Section 8. shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of law by a released party, including the Buyer and the Company and their respective officers, directors, employees and agents, and for liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and liabilities based on theories of strict liability.

          (d) Notwithstanding any provision in parts (a), (b), and (c) of this
Section 8 to the contrary, the Sellers and Buyer agree that said parts (a), (b), and (c) only apply to claims and matters arising prior to the execution of this Agreement by all parties.


                                     EX-223

          9.   MISCELLANEOUS.

               9.1. NOTICES.

               All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by fax during normal business hours of the recipient, the next business day if sent by a national overnight delivery service, charges prepaid, or three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

               If to Buyer:

                         T-3 Energy Services, Inc.
                         600 Travis, Suite 6000
                         Houston, Texas 77002
                         Attention: Mr. Michael L. Stansberry

               with a required copy to:

                         Liskow & Lewis
                         822 Harding Street
                         Lafayette, Louisiana 70503
                         Attention: Billy J. Domingue, Esq.

               If to Sellers:

                         Mr. Robert E. Puckett
                         123 Froeba Lane
                         Carencro, LA 70520

               With a copy to:

                         William Stubbs, Esq.
                         1018 Harding St.
                         Lafayette, Louisiana 70503

               9.2. ASSIGNABILITY AND PARTIES IN INTEREST.

               Buyer may freely assign the rights and obligations under this Agreement. Sellers may, with the written consent of Buyer (which will not be unreasonably withheld if such assignee has the financial capacity to assume and honor the indemnity obligations hereunder), assign the rights and obligations under this Agreement among their affiliates or in connection with a sale of their business. In either case, any such assignee must expressly assume all indemnity obligations hereunder. This Agreement shall inure


                                     EX-224
          to the benefit of and be binding upon Buyer and Sellers and their respective pennitted successors and assigns.

               9.3. GOVERNING LAW.

               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

               9.4. COUNTERPARTS.

               This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

               9.5. INDEMNIFICATION FOR BROKERAGE.

               Buyer and Sellers each represent and warrant that, except as set forth in Schedule 9.5., no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. In addition to the indemnification obligations contained in
          Section 6., each party hereto agrees to indemnify and hold harmless the others from any claim or demand for commissions or other compensation by any broker, finder or similar agent who is or claims to have been employed by or on behalf of such party.

               9.6. PUBLICITY.

               Sellers and Buyer agree that press releases and other announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, Sellers and Buyer may respond to inquiries relating to this Agreement and the transactions contemplated hereby by the press, securities analysts, employees, or customers without any notice or further consent of the other parties hereto.

               9.7. COMPLETE AGREEMENT.

               This Agreement, the Exhibits hereto, the Schedules and the documents delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

               9.8. INTERPRETATION.

               The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                                     EX-225

               9.9. SEVERABILITY.

               Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

               9.10. KNOWLEDGE: DUE DILIGENCE INVESTIGATION.

               All representations and warranties contained herein which are made to the knowledge of Sellers shall mean to the knowledge of SELLERS based on, and assuming they had conducted, a reasonable investigation of such matters.

               9.11. EXPENSES OF TRANSACTIONS.

               All fees, costs and expenses incurred by Buyer or Sellers in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the same.

               9.12. LIMIT ON INTEREST.

               Notwithstanding anything in this Agreement to the contrary, neither party hereto shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law.

               9.13. SUBMISSION TO JURISDICTION.

               Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement executed in connection herewith may be brought in any court of the State of Louisiana (located in Lafayette), any Federal court of the United States of America located in Lafayette, Louisiana, or both, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

               9.14. ARBITRATION.

               Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section 9.14., may at the election of Buyer or Sellers be solely and finally settled by arbitration conducted in Houston, Texas or New Orleans, Louisiana, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization; provided however, that this Section 9.14. shall not apply nor be interpreted


                                     EX-226
          to affect the resolution of a Dispute Notice through the arbitration procedures set forth in Section 2.3.3. of this Agreement. Judgment upon any award rendered by the arbitrator(s) may be entered by the state or Federal Court having jurisdiction thereof Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Section 9.14. shall be made within 180 days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a court of competent jurisdiction in the State of Delaware. The Arbitrators shall conduct the arbitration in a manner in accordance with the laws of the State of Louisiana and the rules of the American Arbitration Association. The arbitrators may only award compensatory damages and are specifically not empowered to award punitive damages. The parties hereby expressly waive any right any of them may have to punitive damages. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

               9.15. WAIVER OF PUNITIVE DAMAGES.

               The parties hereby waive any right any of them may have to punitive damages.

               9.16. CROSS REFERENCE.

               Any statement made in or attachment to a Schedule or Exhibit to this Agreement shall be deemed included in or attached to each and every other Schedule or Exhibit attached to this Agreement for purposes of the representations and warranties made by Sellers.

               9.17. COUNTERPARTS.

               This Agreement and the attached Spousal Acknowledgment may be executed in counterparts, and all such counterparts shall constitute one and the same instrument.


               (Remainder of page intentionally blank)


                                     EX-227

         IN WITNESS WHEREOF, the undersigned duly execute this Agreement as of the date first written above.

                                        SELLERS:

                                        /s/ ROBERT E. PUCKETT
                                        ----------------------------------------
                                        Robert E. Puckett

                                        /s/ STEVEN K. CYRUS
                                        ----------------------------------------
                                        Steven K. Cyrus

                                        /s/ FRANK E. URIAS
                                        ----------------------------------------
                                        Frank E. Urias

                                        /s/ WENDELL N. MILLER
                                        ----------------------------------------
                                        Wendell N. Miller

                                        /s/ ROBERT E. PUCKETT, JR.
                                        ----------------------------------------
                                        Robert E. Puckett, Jr.

                                        /s/ ROBERT E. PUCKETT
                                        ----------------------------------------
                                        Robert Puckett as Custodian for minor
                                           Amanda Elizabeth Puckett

                                        /s/ ARMAND BROUSSARD
                                        ----------------------------------------
                                        Armand Broussard

                                        /s/ GARY CAFFEY
                                        ----------------------------------------
                                        Gary Caffey

                                        /s/ KEVIN HANSEN
                                        ----------------------------------------
                                        Kevin Hansen

                                        /s/ CARLAN HUVAL
                                        ----------------------------------------
                                        Carlan Huval

                                        /s/ CHADWICK LAMPEREZ
                                        ----------------------------------------
                                        Chadwick Lamperez


                                        BUYER:

                                        T-3 ENERGY SERVICES, INC.


                                        By: /s/ MICHAEL L. STANSBERRY
                                            ------------------------------------
                                            Name:  Michael L. Stansberry,
                                            Title: President




                                     EX-228